Filed Pursuant to Rule 433

Registration No. 333-141071

Registration No. 333-141071

Issuer Free Writing Prospectus

Filed pursuant to Rule 433

OFFERING SUMMARY

Relating to the Preliminary Pricing Supplement

Dated July 31, 2007 (subject to completion)

Wachovia Corporation Medium-Term Notes, Series G

[9.00% - 10.00%] Enhanced Yield Securities

Linked to a Basket of Basket of Commodity Indices Due •

Issuer:	Wachovia Corporation
Pricing Date:	•, 2007
Expected Settlement Date:	•, 2007
Principal Amount:	Each security will have a principal amount of $10. Each security will be offered at an initial public offering price of $10. The securities are not principal protected.
Maturity Date:	Expected to be approximately one year from the settlement date.
Interest:	9.00% to 10.00% per annum (to be determined on the pricing date) payable quarterly
Interest Payment Dates:	Quarterly, beginning three months from the settlement date
Underlying Basket:	The return on the securities, in excess of the principal amount, is linked to the performance of an equally-weighted basket (the “basket”) of the following five commodity indices: the S&P GSCI Brent Crude Oil Excess Return Index, the S&P GSCI RBOB Gasoline Excess Return Index, the S&P GSCI Wheat Excess Return Index, the S&P GSCI Nickel Excess Return Index and the S&P GSCI Lead Excess Return Index (each a “Basket Index”, and collectively the “Basket Indices”).
Payment at Maturity:	On the maturity date, for each security you hold, you will receive a payment equal to the aggregate redemption amount, plus accrued but unpaid interest in cash. The aggregate redemption amount will be a cash payment equal to the principal amount of your securities, unless:
(a) a knock-in event has occurred with respect to one or more of the Basket Indices; and

(b) the final index level of any Basket Index with respect to which a knock-in event has occurred is less than the initial index level of that Basket Index.

The redemption amount with respect to each Basket Index for which the conditions described in (a) and (b) did not occur will be $2.00.

The redemption amount with respect to each Basket Index for which the conditions described in (a) and (b) occurred will be an amount in cash equal to (i) $2.00 multiplied by (ii) the final index level of that Basket Index divided by the initial index level of that Basket Index.

If a knock-in event has occurred with respect to one or more of the Basket Indices and the final index level of any such Basket Index is less than its initial index level, you will lose some or all of your principal.
The initial index level for each Basket Index will equal the official closing level of the Basket Index on the pricing date. A knock-in event will occur if the official closing level of a Basket Index on any trading day, from the first trading day following the pricing date to and including the valuation date, is less than the knock-in price of that Basket Index. The knock-in price for each of the Basket Indices will equal: S&P GSCI Brent Crude Oil Excess Return Index $•, S&P GSCI RBOB Gasoline Excess Return Index $•, S&P GSCI Wheat Excess Return Index $•, S&P GSCI Nickel Excess Return Index $• and S&P GSCI Lead Excess Return Index $•, in each case the price that is 30% below the initial index level of that Basket Index. The valuation date generally will be the tenth trading day prior to the maturity date. A “trading day” means any day on which each exchange and related exchange is scheduled to be open for its respective regular trading sessions.
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
CUSIP Number:	929903292

The issuer has filed a registration statement (including a prospectus and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or and dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-215-4145 (or by calling 1-704-715-8400 (toll call)) and asking for the Fixed Income Structured Notes Group.

[9.00% - 10.00%] Enhanced Yield Securities

Linked to a Basket of Commodity Indices Due •

This offering summary represents a summary of the terms and conditions of the [9.00% – 10.00%] Enhanced Yield Securities Linked to a Basket of Commodity Indices Due •. We encourage you to read the preliminary pricing supplement and its accompanying prospectus to help you understand the Enhanced Yield Securities and this offering.

KEY CHARACTERISTICS OF THE [9.00% - 10.00%] ENHANCED YIELD SECURITIES LINKED TO A BASKET OF COMMODITY INDICES DUE •

General Information

The Enhanced Yield Securities are unsecured senior debt obligations of Wachovia Corporation, the return on which is linked to the performance of the basket.

On the maturity date, for each security you hold, you will receive a payment equal to the aggregate redemption amount, plus any accrued but unpaid interest. The “aggregate redemption amount” is equal to the sum of the redemption amounts with respect to each Basket Index, and will be a cash payment equal to the principal amount of your securities, unless:

(a)	a knock-in event has occurred with respect to one or more of the Basket Indices; and

(b)	the final index level of any Basket Index with respect to which a knock-in event has occurred is less than its initial index level.

The “redemption amount” with respect to each Basket Index for which the conditions described in (a) and (b) did not occur will be $2.00; and the “redemption amount” with respect to each Basket Index for which the conditions described in (a) and (b) occurred will be an amount in cash equal to (i) $2.00 multiplied by (ii) the final index level of the Basket Index divided by the initial index level of that Basket Index.

Not Principal Protected

The Enhanced Yield Securities are not principal protected. If a knock-in event has occurred with respect to one or more of the Basket Indices and the final index level of any such Basket Index is less than its initial index level, you will lose some or all of your principal (but will receive any accrued but unpaid interest in cash).

CONSIDERATIONS FOR POTENTIAL INVESTORS

Who should consider an investment in the securities?

We have designed the securities for investors who are willing to make an investment that is contingently exposed to the full downside performance risk of each of the Basket Indices and the potential loss of some or all of the value of their principal, who do not expect to participate in any appreciation in the index levels of the Basket Indices and who are willing to receive a cash payment linked, in part, to the index levels of the Basket Indices as the return on their investment if a knock-in event occurs with respect to one or more of the Basket Indices during the term of the securities and the final index level of any such Basket Index is less than its initial index level. In exchange for the potential downside exposure to the Basket Indices described in the preceding sentence, investors in the securities will receive interest on the securities at a rate expected to be between 9.00% and 10.00% per year (to be determined on the pricing date).

Who should not consider an investment in the securities?

The securities are not designed for, and may not be a suitable investment for, investors who are unwilling to make an investment that is exposed (or contingently exposed) to the full downside performance risks of the Basket Indices. The securities are also not designed for, and may not be a suitable investment for, investors who seek the upside appreciation in the index levels of the Basket Indices. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings, or who are unable or unwilling to hold the securities to maturity.

RISK FACTORS

NOT ALL OF THE RISKS RELATING TO AN INVESTMENT IN THE SECURITIES ARE DESCRIBED HEREIN. EACH PROSPECTIVE INVESTOR MUST REVIEW THE PRELIMINARY PRICING SUPPLEMENT AND ITS ACCOMPANYING PROSPECTUS, INCLUDING THE SECTION TITLED “RISK FACTORS”, PRIOR TO MAKING A DECISION TO ACQUIRE THE SECURITIES.

Yield may be lower. The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Wachovia with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of a principal amount at maturity.

There may not be an active trading market. The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the level of the Basket Indices. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

A sale prior to maturity may generate a loss. The market price of the securities at any given time may be affected by many factors, including, among other things, the performance of the basket, market views on Wachovia Corporation’s ability to pay its debt obligations, and current interest rates. If you do not hold your securities until maturity, the market price may be less than the maturity payment on the securities, and you may experience a loss.

Your return is limited and will not reflect the return of owning Brent Crude Oil, RBOB Gasoline, Wheat, Nickel or Lead, the commodities underlying the Basket Indices. The return on your securities will not reflect the return you would realize if you actually owned and held an interest in Brent Crude Oil, RBOB Gasoline, Wheat, Nickel or Lead for a similar period. Even if the levels of the Basket Indices increase above the initial index levels during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the level of the Basket Indices to increase while the market value of the securities declines.

Regulation of the commodity markets is extensive and constantly changing; future regulatory developments are impossible to predict and may significantly and adversely affect the level of the securities. The level of the Basket Indices will depend primarily on the trading price of Brent Crude Oil, RBOB Gasoline, Wheat, Nickel and Lead futures in the commodities market. Futures contracts and options on futures contracts markets, including those relating to Brent Crude Oil, RBOB Gasoline, Wheat, Nickel and Lead, are subject to extensive statutes, regulations and margin requirements. The Commodities Futures Trading Commission and exchanges, including the New York Mercantile Exchange, the London Metals Exchange and the Chicago Board of Trade, the

commodity exchanges on which Brent Crude Oil, RBOB Gasoline, Wheat, Nickel and Lead are traded, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, the New York Mercantile Exchange has regulations that limit the amount of fluctuation in futures contract prices which may occur during a single five-minute trading period. These limits could adversely affect the market price of the futures contracts and forward contracts. The regulation of commodity transactions in the United States is subject to ongoing modification by government and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on the value of the securities is impossible to predict, but could be substantial and adverse to holders of the securities.

There are specific risks associated with the commodities underlying the Basket Indices.

Brent Crude Oil. The price of IPE Brent blend crude oil futures is primarily affected by the global demand for, and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. It is not possible to predict the aggregate effect of all or any combination of these factors.

RBOB Gasoline. The price of RBOB gasoline is affected by the demand for, and supply of, gasoline. Factors that influence the demand for gasoline include the level of global industrial activity and the driving habits of individual customers. Gasoline is the single largest volume refined product sold in the United States and accounts for almost half of national oil consumption. The market for gasoline is highly diverse, with hundreds of wholesale distributors and thousands of retail outlets, making it subject to intense competition and price volatility. Prices of gasoline are volatile, reacting to political and economic developments that are perceived as being likely to affect the oil industry. Ever-tightening environmental regulations also add to market uncertainty. In addition, gasoline is derived from crude oil and, as such, any factors that influence the supply of crude oil may also influence the supply of gasoline.

Wheat. The price of wheat is primarily affected by the global demand for, and supply of, wheat. The demand for wheat is linked to domestic use of wheat for food, seed and feed purposes. Low returns relative to other crops have led to the substitution of competing crops for wheat in many areas in the United States. The supply for wheat is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of wheat. The United States is a major wheat-producing country, with output exceeded only by China, the European Union and India. It is not possible to predict the aggregate effect of all or any combination of these factors.

Nickel. The price of nickel is primarily affected by the global demand for, and supply of, nickel. Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important given that the use of nickel in the manufacture of stainless steel accounts for approximately two-thirds of worldwide nickel demand. An additional and highly volatile component of demand is adjustment to inventory in response to changes in economic activity and/or pricing levels. Nickel supply is dominated by Russia, the world’s largest producer by far. Australia and Canada are also large producers. The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. It is not possible to predict the aggregate effect of all or any combination of these factors.

Lead. The price of lead is primarily affected by the global demand for, and supply of, lead. Demand for lead is significantly influenced by the level of global industrial economic activity. The storage battery market is particularly important given that the use of lead in the manufacture of batteries accounts for approximately two-thirds of worldwide lead demand. Lead is also used to house power generation units as it protects against electrical charges and dangerous radiation. Additional applications of lead include petrol additives, pigments, chemicals and crystal glass. The supply of lead is widely spread around the world. It is affected by current and previous price levels, which influence important decisions regarding new mines and smelters. A critical factor influencing supply is the environmental regulatory regimes of the countries in which lead is mined and processed. It is not possible to predict the aggregate effect of all or any combination of these factors.

Contract pricing in the commodities markets will affect the Basket Indices performance amount. As the contracts that underlie the S&P GSCI come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify a December expiration. As time passes, the December contract is replaced by a contract for delivery in February. This is accomplished by selling the December contract and purchasing the February contract. This process is referred to as “rolling”. If the market for these contracts (putting aside other considerations) is in “backwardation,” which describes a situation where the prices are lower in the distant delivery months than in the nearest delivery months, the sale of the December contract will take place at a price that is higher than the price at which that contract was originally purchased in August, thereby creating the “roll yield”. While many of the contracts included in the S&P GSCI have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the S&P GSCI have historically been “contango” markets. Contango markets are markets in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Contango in the commodity markets could result in negative “roll yields”, which could adversely affect the level of the Basket Indices and accordingly, because of the formula used, decrease the maturity payment amount on your security. Therefore, it could be the case that the level of the Basket Indices, relative to the actual price of underlying commodities, would be adversely affected by negative roll yields.

Potential conflicts of interest. Wachovia or its affiliates may engage in trading activities related to Brent Crude Oil, RBOB Gasoline, Wheat, Nickel and Lead and the exchange-traded futures and forward contracts on Brent Crude Oil, RBOB Gasoline, Wheat, Nickel and Lead, which are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the securities and the interests we and our affiliates will have in our proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities, if they influence the prices of Brent Crude Oil, RBOB Gasoline, Wheat, Nickel and Lead, could be adverse to the interests of the holders of the securities. We and one or more of our affiliates have published and in the future expect to publish research reports with respect to Brent Crude Oil, RBOB Gasoline, Wheat, Nickel and Lead. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. The research should not be viewed as a recommendation or endorsement of the securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us or our other affiliates may affect the market price of Brent Crude Oil, RBOB Gasoline, Wheat, Nickel and Lead and the related exchange-traded futures and forward contracts and, therefore, the level of the Basket Indices and the market value of the securities.

CERTAIN TAX CONSIDERATIONS

The United States federal income tax consequences of your investment in the securities are complex and uncertain. By purchasing a security, you and Wachovia hereby agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize such security for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and payments for a put option. Under this characterization of the securities, you should be required to treat a portion of the periodic payments on the security as an interest payment, and the remainder of the periodic payments as amounts paid to you in respect of the put option. In the opinion of our counsel, Sullivan & Cromwell LLP, it is reasonable to treat the securities as described above, but alternative characterizations are possible. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the securities.

Because of the possibility that the payment at maturity could be temporarily deferred upon the occurrence of a market disruption event, the debt portion of the securities may be treated as either long-term or short-term debt for U.S. federal income tax purposes. Our counsel, Sullivan & Cromwell LLP, is of the opinion that the better answer is that the debt portion of the securities should be treated as non-contingent short-term debt. All individuals who are considering an investment in the securities should read in its entirety the section entitled “Supplemental Tax Considerations” in the Preliminary Pricing Supplement.

HISTORICAL INFORMATION ABOUT THE BASKET INDICES

Since their inception, the Basket Indices have experienced significant fluctuations. Any historical upward or downward trend in the closing level of the Basket Indices during any period shown below is not an indication that the closing level of the Basket Indices is more or less likely to increase or decrease at any time during the term of the securities. The historical levels of the Basket Indices do not give an indication of future performance of the Basket Indices. We cannot make any assurance that the future performance of the Basket Indices will result in holders of the securities receiving a positive total return on their investment.

We obtained the closing level of the Basket Indices listed below from Bloomberg Financial Markets without independent verification. The actual level of the Basket Indices at or near maturity of the securities may bear little relation to the historical levels shown below.

The following table sets forth the published high, low and quarter-end closing levels of the Basket Indices. The information given below is for the four calendar quarters in 2004, 2005 and 2006, and the first two calendar quarters in 2007. Partial data is provided for the third calendar quarter in 2007. On July 26, 2007, the closing level of the S&P GSCI Brent Crude Oil Excess Return Index was $797.67; the S&P GSCI RBOB Gasoline Excess Return Index was $1,264.97; the S&P GSCI Wheat Excess Return Index was $39.11; the S&P GSCI Nickel Excess Return Index was $186.07 and the S&P GSCI Lead Excess Return Index was $356.98. This historical data on the Basket Indices is not indicative of the future levels of the Basket Indices or what the market value of the securities may be. Any historical upward or downward trend in the level of the Basket Indices during any period set forth below is not any indication that the level of the Basket Indices are more or less likely to increase or decrease at any time during the term of the securities.

Quarterly High, Low and Closing Level of the S&P GSCI Brent Crude Oil Excess Return Index

Quarter-Start Date	Quarter-End Date	High Closing Level of the Basket Index	Low Closing Level of the Basket Index	Quarter-End Closing Level of the Basket Index
01/01/2004	03/31/2004	462.00	393.21	437.47
04/01/2004	06/30/2004	548.23	418.51	491.85
07/01/2004	09/30/2004	661.15	511.15	659.99
10/01/2004	12/31/2004	750.19	556.22	588.72

01/01/2005	03/31/2005	806.56	585.68	792.73
04/01/2005	06/30/2005	832.05	685.69	782.66
07/01/2005	09/30/2005	921.24	773.17	861.47
10/01/2005	12/31/2005	852.21	723.04	769.52

01/01/2006	03/31/2006	861.66	747.40	830.01
04/01/2006	06/30/2006	936.51	835.40	905.09
07/01/2006	09/30/2006	947.48	729.88	759.12
10/01/2006	12/31/2006	747.48	685.44	702.14
01/01/2007	03/31/2007	739.55	583.25	739.55

01/01/2005	03/31/2005	806.56	585.68	792.73
04/01/2007	06/30/2007	772.15	700.62	766.00
07/01/2007	07/26/2007	822.20	779.35	797.67

Quarterly High, Low and Closing Level of the S&P GSCI RBOB Gasoline Excess Return Index

Quarter-Start Date	Quarter-End Date	High Closing Level of the Basket Index	Low Closing Level of the Basket Index	Quarter-End Closing Level of the Basket Index
01/01/2004	03/31/2004	933.89	800.34	919.71
04/01/2004	06/30/2004	1,162.36	857.72	998.85
07/01/2004	09/30/2004	1,206.41	1,009.70	1,186.39
10/01/2004	12/31/2004	1,290.66	921.05	975.56

01/01/2005	03/31/2005	1,284.93	974.52	1,284.93
04/01/2005	06/30/2005	1,337.39	1,054.50	1,170.61
07/01/2005	09/30/2005	1,929.70	1,232.44	1,721.08
10/01/2005	12/31/2005	1,692.68	1,144.35	1,315.46

01/01/2006	03/31/2006	1,388.69	1,009.53	1,253.42
04/01/2006	06/30/2006	1,514.71	1,239.39	1,506.03
07/01/2006	09/30/2006	1,588.93	1,020.09	1,053.43
10/01/2006	12/31/2006	1,074.11	953.23	1,000.87

01/01/2007	03/31/2007	1,171.56	840.80	1,162.58
04/01/2007	06/30/2007	1,387.67	1,139.81	1,348.90
07/01/2007	07/26/2007	1,424.40	1,250.62	1,264.97

Quarterly High, Low and Closing Level of the S&P GSCI Wheat Excess Return Index

Quarter-Start Date	Quarter-End Date	High Closing Level of the Basket Index	Low Closing Level of the Basket Index	Quarter-End Closing Level of the Basket Index
01/01/2004	03/31/2004	47.60	40.67	45.94
04/01/2004	06/30/2004	46.90	36.95	36.95
07/01/2004	09/30/2004	37.25	31.29	31.29
10/01/2004	12/31/2004	32.87	29.02	30.12

01/01/2005	03/31/2005	35.02	28.19	31.50
04/01/2005	06/30/2005	31.24	27.91	29.57
07/01/2005	09/30/2005	31.42	27.04	29.49
10/01/2005	12/31/2005	29.70	24.89	27.46

01/01/2006	03/31/2006	30.22	26.11	27.24
04/01/2006	06/30/2006	32.19	26.79	28.69
07/01/2006	09/30/2006	30.59	26.09	30.42
10/01/2006	12/31/2006	37.25	30.18	32.97

01/01/2007	03/31/2007	32.97	27.92	27.92
04/01/2007	06/30/2007	37.61	26.71	35.87
07/01/2007	07/26/2007	39.11	35.03	39.11

Quarterly High, Low and Closing Level of the S&P GSCI Nickel Excess Return Index

Quarter-Start Date	Quarter-End Date	High Closing Level of the Basket Index	Low Closing Level of the Basket Index	Quarter-End Closing Level of the Basket Index
01/01/2004	03/31/2004	227.08	168.84	186.07
04/01/2004	06/30/2004	203.11	140.46	203.11
07/01/2004	09/30/2004	222.65	161.54	222.65
10/01/2004	12/31/2004	228.60	167.38	199.80

01/01/2005	03/31/2005	222.65	188.94	217.41
04/01/2005	06/30/2005	233.43	201.82	202.30
07/01/2005	09/30/2005	215.47	182.69	189.05
10/01/2005	12/31/2005	198.73	161.34	187.16

01/01/2006	03/31/2006	217.95	192.88	210.02
04/01/2006	06/30/2006	325.65	218.29	301.07
07/01/2006	09/30/2006	445.57	307.70	437.19
10/01/2006	12/31/2006	524.25	418.04	505.31

01/01/2007	03/31/2007	765.89	462.84	724.92
04/01/2007	06/30/2007	846.96	593.77	593.77
07/01/2007	07/26/2007	595.65	512.47	512.47

Quarterly High, Low and Closing Level of the S&P GSCI Lead Excess Return Index

Quarter-Start Date	Quarter-End Date	High Closing Level of the Basket Index	Low Closing Level of the Basket Index	Quarter-End Closing Level of the Basket Index
01/01/2004	03/31/2004	86.99	66.16	77.89
04/01/2004	06/30/2004	83.34	65.30	83.05
07/01/2004	09/30/2004	94.51	81.71	94.17
10/01/2004	12/31/2004	104.52	85.72	103.81

01/01/2005	03/31/2005	106.23	92.92	106.23
04/01/2005	06/30/2005	107.55	97.05	97.05
07/01/2005	09/30/2005	108.58	89.95	104.50
10/01/2005	12/31/2005	127.08	105.49	120.00

01/01/2006	03/31/2006	162.66	123.29	135.18
04/01/2006	06/30/2006	148.95	105.13	112.64
07/01/2006	09/30/2006	157.59	111.49	156.25
10/01/2006	12/31/2006	201.72	153.68	191.10

01/01/2007	03/31/2007	226.12	177.63	223.46
04/01/2007	06/30/2007	314.16	223.89	308.15
07/01/2007	07/26/2007	406.38	320.87	356.98

License Agreement

We have entered into a non-exclusive license agreement with Standard & Poor’s, a division of The McGraw-Hill Companies (“Standard & Poor’s”), which allows us and our affiliates, in exchange for a fee, to use the Basket Indices in connection with the issuance of certain securities, including the securities. We are not affiliated with Standard & Poor’s; the only relationship between Standard & Poor’s and us is the licensing of the use of the Basket Indices and trademarks relating to the Basket Indices.

Standard & Poor’s is under no obligation to continue the calculation and dissemination of the Basket Indices. The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s. No inference should be drawn from the information contained in this prospectus supplement that Standard & Poor’s makes any representation or warranty, implied or express, to us, any holder of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities in particular or the ability of the Basket Indices to track general commodity market performance.

The Index Sponsor determines, composes and calculates the Basket Indices without regard to the securities. Standard & Poor’s has no obligation to take into account your interest, or that of anyone else having an interest, in the securities in determining, composing or calculating the Basket Indices. Standard & Poor’s is not responsible for, and has not participated in the determination of, the terms, prices or amount of the securities and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the securities payable at maturity. Standard & Poor’s has no obligation or liability in connection with the administration, marketing or trading of the securities.

Standard & Poor’s disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Basket Indices or the manner in which the Basket Indices are applied in determining the initial index levels or the final index levels or any amount payable upon maturity of the securities. Standard & Poor’s®, S&P®, and S&P GSCI® are trademarks of The McGraw-Hill Companies, Inc. These marks have been licensed for use by Wachovia Bank. The securities are not sponsored, endorsed, sold or promoted by

Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the securities.

The securities are not sponsored, endorsed, sold or promoted by the Index Sponsor. The Index Sponsor makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P GSCI Excess Return Index to track general commodity market performance. The Index Sponsor’s only relationship to us is the licensing of the S&P GSCI, which is determined, composed and calculated by the Index Sponsor without regard to us or the securities. The Index Sponsor has no obligation to take the needs of us or the owners of the securities into consideration in determining, composing or calculating the S&P GSCI. The Index Sponsor is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the securities.

STANDARD & POOR’S DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THIS OFFERING SUMMARY SUMMARIZES AND CONDENSES THE PRELIMINARY PRICING SUPPLEMENT AND THE PROSPECTUS. YOU SHOULD NOT RELY ON THIS OFFERING SUMMARY TO MAKE AN INVESTMENT DECISION AND SHOULD READ THE PROSPECTUS AND THE PRELIMINARY PRICING SUPPLEMENT IN THEIR ENTIRETY BEFORE MAKING AN INVESTMENT DECISION.